EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-196048, 333-166075, 333-146719 and 333-135616) on Form S-8 of PGT, Inc. of our report dated April 3, 2014, relating to our audit of the consolidated financial statements of CGI Windows and Doors Holdings, Inc. and Subsidiary as of and for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/S/ McGladrey LLP
Chicago, Illinois
October 9, 2014